Exhibit No. 10(iii).31

EXECUTION COPY

RETIREMENT RESTORATION PLAN II

of

SAFEWAY INC.

Adopted Effective as of January 1, 2005

i

SAFEWAY INC.

Retirement Restoration Plan II

The Company hereby establishes this Plan, effective as of January 1, 2005. The purpose of the Plan is to enable the Company to retain certain executives and highly compensated employees by providing a retirement plan for such individuals.

This Plan is the successor plan to the Prior Plan. Effective December 31, 2004, the Prior Plan was frozen and no new accruals, contributions or deferrals shall be made thereunder; provided however, that any vested accruals made under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.

Any accruals under the Prior Plan after December 31, 2004 and any accruals that were unvested on December 31, 2004 are deemed to have been made under this Plan.

This Plan is intended to comply with the requirements of Section 409A.

ARTICLE 1

DEFINITIONS

1.01	“Actuarial Equivalent” shall mean the equivalent of a given benefit or a given amount payable in another manner or by other means, determined by or under the direction of the Committee in accordance with actuarial principles, methods and assumptions which are found to be appropriate by the Committee. Unless otherwise determined by the Committee, such assumptions shall be those assumptions which are in effect from time to time under the Basic Plan.

1.02	“Affiliate” means any corporation, partnership or other entity in which the Company has a substantial economic interest and which the Committee designates as an Affiliate.

1.03	“Basic Plan” means the Employee Retirement Plan of Safeway Inc. and its Domestic Subsidiaries, as amended and restated from time to time and, effective June 16, 2000, also means the Safeway Multiple Employer Retirement Plan, as amended and restated from time to time.

1.04	“Beneficiary” means any person designated in writing by the Participant to receive benefits under the terms of the Plan. The manner in which a Participant may designate a Beneficiary shall be determined by the Company in its discretion. If the Participant fails to effectively designate a Beneficiary or the person designated by the Participant is not living at the time a distribution is to be made, then the Participant’s Beneficiary shall be the Participant’s surviving spouse, if any, or if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.

1.05	“Board of Directors” means the Board of Directors of Safeway Inc.

1.06	“Change in Control” shall be deemed to have occurred, if any of the events in subparagraphs (a)-(c) below occur during the term of this Plan:

(a)	A change in effective control of the Company as defined in Treasury Regulation 1.409A - 3(i)(s)(vi); or

(b)	A change in ownership of the Company as defined in Treasury Regulation § 1.409A - 3(i)(5)(v); or

(c)	A change in ownership of a substantial portion of the Company assets as defined in Treasury Regulation § 1.409A –3(i)(5)(vii).

1.07	“Code” means the Internal Revenue Code of 1986, as amended.

1.08	“Committee” means the Compensation Committee appointed by the Board of Directors, and given authority by the Board of Directors to administer this Plan.

1.09	“Company” means Safeway Inc.

1.10	“Compensation” shall have the meaning set forth in the Basic Plan.

1.11	“Employer” means the Company or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom the Company would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

1.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13	“Executive Officer” means any Senior Vice President, or executive officer at a level higher than Senior Vice President, of the Company (or an Affiliate of the Company) who is selected by the Committee to participate in the Plan, provided such employee is on a U.S. payroll. Certain Executive Officers are eligible for special death benefits under Article 3. By written resolution, the Committee may specify other key employees to be eligible for those benefits or may discontinue coverage for otherwise eligible Executive Officers.

1.14	“Executive Supplemental Benefit Plan” means the Senior Executive Supplemental Benefit Plan.

1.15	“Final Average Annual Compensation” means twenty percent of the Participant’s total Compensation for the 60 consecutive complete months when his Compensation was highest, out of his last 10 years of active participation in which he accrued a benefit under the Basic Plan, prior to the earliest of the Participant’s date of termination, date of total disability, date of death, or date of retirement. In accordance with established administrative procedures, the number of months of bonus compensation for any type of bonus taken into account for this purpose shall be limited to the number of months of bonus eligibility in the 60-month period.

1.16	“Group Term Life Insurance Plan” means the Safeway Inc. Group Life Insurance Plan.

1.17	“Identification Date” means each December 31

1.18	“Key Employee” means a Participant who, on an Identification Date, is:

(a)	An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;

(b)	A five percent owner of the Company; or

(c)	A one percent owner of the Company having annual Compensation from the Company of more than $150,000.

For purposes of this Section 1.18 only and for determining whether a Participant is a Key Employee, the “Company” shall mean the Company and its affiliates that are treated as a single employer under Section 414(b) or (c) of the Code, and for purposes of determining whether a Participant is a Key Employee, Treasury Regulation § 1.415(c) - 2(d)(3) shall be used to calculate compensation. If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

1.19	“Life Insurance Beneficiary” means any person designated in writing by the Participant to receive benefits under the terms of the Group Term Life Insurance Plan. If the Participant fails to effectively designate a Life Insurance Beneficiary or the person designated by the Participant is not living at the time a distribution is to be made, then the Participant’s Life Insurance Beneficiary shall be the Participant’s surviving spouse, if any, or if there is no surviving spouse, the Participant’s surviving children, if any, in equal shares, or if there are no surviving children, the Participant’s estate.

1.20	“Participant” means any employee of the Company, its Subsidiary or its Affiliate who (i) was a Participant in the Executive Supplemental Benefit Plan as of December 31, 1993, or (ii) is in a select group of management or highly compensated employees, is non-exempt and on the U.S. payroll of the Company, is notified by the Company that he or she is a Participant, and (A), has accrued benefits under the Plan, or (B) has deferred compensation under the Deferred Compensation Plan of Safeway Inc. in excess of 200% of non-deferred compensation. Participant shall also include any former employee who is receiving benefits under this Plan. Certain employees who might otherwise be eligible to participate in this Plan shall not accrue or receive benefits set forth in Article 2, Article 3 or both Articles of this Plan as determined by the Committee, from time to time, in its sole discretion. The Committee shall also have the authority to exclude current Participants from the Plan in its sole discretion.

1.21	“Plan” means this Safeway Inc., Retirement Restoration Plan II, effective January 1, 2005.

1.22	“Post-Retirement Life Insurance Plan” means the Retiree Death Benefit Life Insurance.

1.23	“Prior Plan” means the Retirement Restoration Plan, as amended and restated effective as of December 31, 2002.

1.24	“Retire” means a Separation from Service after the Participant attains age 55.

1.25	“Section 409A” means Section 409A of the Code and regulations promulgated thereunder.

1.26	“Separation from Service” or “Separated from Service” means termination of employment from an Employer. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to an Employer at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with an Employer (or if employed by an Employer less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with an Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full years of employment with an Employer (or if employed by an Employer less than three years, such lesser period).

1.27	“Subsidiary” means any corporation in which the Company holds stock, directly or indirectly, possessing more than 50% of the total combined voting power of all classes of stock of such corporation.

ARTICLE 2

ELIGIBILITY FOR AND AMOUNT OF

RETIREMENT RELATED BENEFITS

2.01	Eligibility

Each Participant is eligible to receive a retirement benefit under this Plan if he is eligible to receive a benefit under the terms of the Basic Plan and if he Retires.

2.02	Amount of Benefit

Subject to paragraph 2.03 below, the Participant’s retirement benefit under this Plan shall be the Actuarial Equivalent of the Participant’s benefits under the Basic Plan with respect to the period of the Participant’s participation in the Basic Plan, subject to the adjustments described in subparagraphs (a), (b) and (c) below, reduced by the Actuarial Equivalent of the benefits to which the Participant is entitled under the Basic Plan, and further reduced by the Actuarial Equivalent of any benefits as to which a Participant earned a vested interest under the Prior Plan prior to January 1, 2005:

(a)	Compensation shall be determined without reference to the limitations of Section 401(a)(17) of the Code and shall include any amounts not otherwise includable as a result of a Participant’s participation in the Safeway Executive Deferred Compensation Plan and the Safeway Executive Deferred Compensation Plan II.;

(b)	the limitation on benefits of Section 415 of the Code shall not apply, and

(c)	a Participant’s number of Years of Participation which are taken into account in determining the Participant’s benefits under the Basic Plan shall be limited to 35 years.

2.03	Determining Amount of Benefit

It is intended that in determining the benefits payable under the Plan and the Prior Plan, the Plan shall be interpreted in a manner consistent with Section 409A so as to maximize the benefits payable under the Prior Plan.

ARTICLE 3

EXECUTIVE DEATH BENEFITS

3.01	Eligibility for Preretirement Death Benefit

Pursuant to this Article 3, a death benefit shall be payable to the Life Insurance Beneficiary of any Executive Officer who is a Participant and who dies subsequent to December 31, 2004 while employed as an Executive Officer by the Company, a Subsidiary, or an Affiliate, regardless of whether death occurs while performing services.

3.02	Amount of Preretirement Death Benefit

The death benefit payable to a Life Insurance Beneficiary on account of the preretirement death of an Executive Officer after December 31, 2004, who is eligible to receive such benefit under Section 3.01, shall equal 400% of the Executive Officer’s annual rate of base salary in effect at time of his death not to exceed $4 million, minus the amount payable on account of the Executive Officer’s death to his Life Insurance Beneficiary that the Company provides under the Group Term Life Insurance Plan.

3.03	Eligibility for Postretirement Death Benefit

A postretirement death benefit shall be payable to the Life Insurance Beneficiary of a Participant who Retires from the Company, a Subsidiary, or an Affiliate as an Executive Officer after December 31, 2004.

3.04	Amount of Postretirement Death Benefit

The death benefit payable to a Life Insurance Beneficiary on account of the postretirement death of an Executive Officer, who is eligible to receive such benefit under Section 3.03, shall equal the following:

(a)	Death prior to age 70: if the eligible Executive Officer dies prior to age 70, 100% of his Final Average Annual Compensation at retirement, to a maximum of $1 million.

(b)	Death on or after attainment of age 70: If the eligible Executive Officer dies upon or after attaining age 70, 25% of the amount in (a) above.

3.05	Postretirement Death Benefit for Certain Former Executive Supplemental Benefit Plan Members

Participants who were members of the Executive Supplemental Benefit Plan and who are not eligible for a postretirement death benefit under paragraph 3.03 shall be eligible for the Post-Retirement Life Insurance Plan (irrespective of the 15-year service requirement). If such a Participant’s death benefit under the Post-Retirement

Life Insurance Plan is less than the amount that would be payable under paragraph 3.04(b) if the Participant was eligible to receive such postretirement death benefit, and if the Participant had both attained age 50 and participated in the Executive Supplemental Benefit Plan for at least five years as of December 31, 1993, then the difference between such amounts, less the death benefit paid under Section 3.05 of the Prior Plan, shall be paid under this Section 3.05 to the Participant’s Life Insurance Beneficiary.

3.06	Death Benefit Payments

(a)	Any death benefits paid under this Article 3 shall be paid to the Participant’s Life Insurance Beneficiary in a lump sum as soon as practicable submission of an authentic death certificate, but not later than 90 days after the date of death.

ARTICLE 4

TIME AND FORM OF PAYMENTS OF RETIREMENT BENEFITS

4.01	Time of Payment of Retirement Benefits

Retirement benefits to which a Participant or Beneficiary is determined to be entitled under Article 2 of this Plan shall be paid, or begin to be paid, within 90 days of the date that Participant Retires.

Effective for Key Employees who Retire after January 1, 2005, all benefits provided under this Plan shall commence within 90 days of the seventh month following the date the Key Employee Retires; provided, however, Section 3.06 shall govern timing of payments of benefits under Article 3.

4.02	Form of Payment of Retirement Benefits

(a)	Benefits under this Plan shall be paid in the form of a straight life annuity of monthly payments over the lifetime of the Participant, with payments ceasing on the first day of the month following the month in which the Participant dies.

(b)	If the Participant is married at the time the benefits become payable, then unless the Participant has elected otherwise (as described below), the Participant’s benefits shall be paid in the actuarially reduced form of a joint and 50% survivor annuity (a “Joint and Survivor Annuity”) payable to the Participant and the Participant’s spouse in the form of monthly payments over the lifetime of the Participant and the Participant’s spouse with payments ceasing on the first day of the month following the month in which the Participant or the Participant’s spouse dies, whichever is later.

(c)	As of January 1, 2005, a married Participant may elect, in writing, not to receive the Joint and Survivor Annuity, and instead to receive the Participant’s benefits in the form of a straight life annuity for the life of the Participant or to receive the Participant’s benefits in the actuarially reduced form of a joint and 100% survivor annuity payable to the Participant and the Participant’s spouse in the form of monthly payments over the lifetime of the Participant and the Participant’s spouse with payments ceasing on the first day of the month following the month in which the Participant or the Participant’s spouse dies, whichever is later. Such election shall become effective 12 months after such election is filed with the Committee and must be filed at least twelve months before the Participant Retires.

4.03	Payment of Retirement Benefits upon Death

If a Participant who is entitled to receive retirement benefits under this Plan dies before payment of such benefits begin, the Participant’s surviving spouse shall receive the Actuarial Equivalent of the Participant’s benefits in the form of a straight life annuity, payable during the life of the surviving spouse with payments beginning within 90 days of the month after the Participant’s date of death.

If a Participant who is entitled to receive retirement benefits under this Plan dies before such benefits begin and there is no surviving spouse, his Beneficiary that is not his surviving spouse shall be entitled to receive the Actuarial Equivalent value of the Participant’s benefits in annual installment payments over 10 years (the “Installment Option”). The Installment Option shall be payable as soon as administratively practicable, but no later than 90 days, following the Participant’s date of death.

ARTICLE 5

CLAIMS AND APPEALS PROCEDURES

5.01 Informal Resolution of Questions.

Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Company’s Retirement Benefits Department. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Article 5.

5.02 Formal Benefits Claim.

A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Senior Vice President, Human Resources, 5918 Stoneridge Mall Road,

Pleasanton, CA 94588-3492. The Senior Vice President, Human Resources or his or her delegate, or if neither is available then the Company’s Benefit Plans Committee (“Senior Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Senior Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

5.03 Notice of Denied Request.

If the Senior Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 5.02. The notice shall set forth the specific reason(s) for the denial, reference(s) to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.04 Appeal to Senior Vice President

(a)	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Senior Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Senior Vice President, Human Resources 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3492. The Senior Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

The Senior Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Senior Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

(b)	The Senior Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the appeal.

(c)	If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including reference(s) to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

The decision of the Senior Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

5.05	Exhaustion of Remedies.

No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 5.02 has been notified that the claim is denied in accordance with Section 5.03, has filed a written request for a review of the claim in accordance with Section 5.04, and has been notified in writing that the Senior Vice President has affirmed the denial of the claim in accordance with Section 5.04.

5.06	Senior Vice President as Claimant.

(a)	In the event the Senior Vice President makes a claim pursuant to this Article 5, the Chief Executive Officer shall have the responsibilities assigned to the Senior Vice President under this Article 5.

ARTICLE 6

MISCELLANEOUS

6.01	Amendment and Plan Termination

The Board may at any time amend this Plan; provided, however, that such amendment shall be prospective only and shall not adversely affect the rights of any Participant or Beneficiary to any benefit previously earned under this Plan.

The Board, in its discretion, may terminate the Plan in accordance with Treasury Regulation § 1.409(A) – 3(j)(4)(ix).

6.02	Not An Employment Agreement

Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to deal with Participants without regard to the existence of this Plan or to terminate a Participant’s employment at any time with or without cause.

6.03	No Advance Funding

This Plan is unfunded, and the Company will make Plan benefit payments solely on a current disbursement basis. Nothing in the establishment of this Plan is to be construed as requiring or authorizing the Company to create or maintain any separate fund, account or reserve to provide for the payment of the Company’s liability to a Participant under the Plan.

All payments hereunder shall be made from the general assets of the Company and no Participant shall have any right hereunder to any specific asset of the Company.

6.04	Assignment of Benefits

A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, discount, borrow against or encumber any benefits to which he is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.

Notwithstanding the immediately preceding paragraph, if a court of competent jurisdiction determines pursuant to a judgment, order or approval of a marital settlement agreement that all or any portion of the benefits payable hereunder to a Participant constitute community property of the Participant and his or her spouse or former spouse (hereafter, the “Alternate Payee”) or property which is otherwise subject to division by the Participant and the Alternate Payee, a division of such property shall not constitute a violation of the first subparagraph of this paragraph 6.05, and any portion of such property may be paid or set aside for payment to the Alternate Payee. The preceding sentence of this subparagraph, however, shall not create any additional rights and privileges for the Alternate Payee (or the Participant) not already provided under the Plan; in this regard, the Committee shall have the right to refuse to recognize any judgment, order or approval of a martial settlement agreement that provides for any additional rights and privileges not already provided under the Plan, including without limitation, with respect to form and time of payment.

6.05	Interpretation

This Plan is intended to qualify for exemption from Parts 2, 3 and 4 of Title I of ERISA, as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be so interpreted. Subject to that restriction, the Committee shall have the sole discretion to interpret this Plan and to adopt rules and interpretations for the application and implementation of this Plan. The decisions and interpretations by the Committee shall be final and binding on all Participants.

6.06	Gender

The masculine gender, where appearing in the Plan will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

6.07	Governing Law

This Plan shall be construed, administered and governed in all respects under and by the laws of the State of California, except to the extent preempted by federal law.

IN WITNESS WHEREOF, Safeway Inc. has adopted this amended and restated Plan, effective as of January 1, 2005.

SAFEWAY INC.

By	/s/ Michael J. Boylan